Exhibit 99.1

RRD REPORTS SECOND QUARTER 2021 RESULTS

NET SALES GROWTH OF 13% NEAR TOP END OF PREVIOUS GUIDANCE

INCOME FROM OPERATIONS IMPROVEMENT EXCEEDED PREVIOUS OUTLOOK; EPS ALSO UP SIGNIFICANTLY OVER PRIOR YEAR

TOTAL DEBT DOWN $494 MILLION FROM A YEAR AGO

COMPANY ISSUES IMPROVED FULL YEAR OUTLOOK

Chicago, August 3, 2021 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today reported financial results for the second quarter of 2021.

Q2 Key messages

•

GAAP net sales, including the impact of foreign exchange, increased 13.5%; Non-GAAP organic net sales increased 11.4%; largely driven by strengthening demand for most of the Company’s products and continued recovery from the global impact of COVID-19

•

GAAP and Non-GAAP income from operations up from prior year results; both benefitted from higher sales volumes and continued cost reductions, partially offset by higher variable incentive compensation expense, approximately $9 million of unfavorable foreign exchange and the prior year Census project

•	GAAP operating margin improved 440 bps while Non-GAAP improved by 150 bps, driven by leverage on increased sales volumes and aggressive cost-out actions
•	GAAP loss per share from continuing operations of $0.13 and Non-GAAP adjusted earnings per share from continuing operations of $0.07, both improved significantly from prior year
•

Cash used in operating activities during the six months ended June 30, 2021 was $65 million compared to $44 million in the prior year period; current year amount includes $24 million of payments to settle LSC bankruptcy-related claims

•	Gross leverage ratio of 3.8x improved 0.9x from June 30, 2020; net leverage ratio of 3.3x improved 0.6x from the same period

“RRD delivered strong second quarter performance as we continue to successfully execute our strategic initiatives while protecting the health and safety of our global colleagues,” said Dan Knotts, RRD President and Chief Executive Officer. “Our double-digit organic sales growth, driven by an improving market and increased volumes in our strategic product categories, marked our fourth consecutive quarter of improving sales trends. Through our ongoing actions to strengthen our core and enhance our financial flexibility, we reported Q2 adjusted income from operations that surpassed our pre-pandemic earnings in 2019 and our debt was at the lowest second quarter level since the spin. Looking forward, we remain highly focused on driving sales growth and aggressively managing our cost structure to combat the ongoing challenges created by the global pandemic, inflation and supply chain disruptions.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	2nd Quarter Results
	Q2 2021	Q2 2020	% Change
Net sales	$1.15 billion	$1.01 billion	13.5%
Income (loss) from operations	$28.2 million	($19.0 million)	nm
Diluted loss per share from continuing operations	($0.13)	($0.79)	83.5%

Adjusted income from operations - non-GAAP (1)	$41.0 million	$20.9 million	96.2%
Adjusted diluted earnings (loss) per share from continuing operations - non-GAAP (1)	$0.07	($0.10)	nm

(1)

Refer to "Use of Non-GAAP Information" for additional information on the usage and presentation of non-GAAP financial measures, and refer to the schedules for reconciliations to the most directly comparable GAAP financial measures.

Net sales in the second quarter were $1.15 billion, up $136.0 million or 13.5% from the same period in 2020. Second quarter net sales benefitted $21.7 million due to changes in foreign exchange rates. The increase also includes higher volume reflecting strengthening demand for most of the Company’s products and services. Notably, higher demand for e-commerce sales have contributed to four consecutive quarters of net sales growth in the Company’s Packaging and Labels products. Net sales also grew in the quarter due to continued recovery from the COVID-19 pandemic.

Organic net sales increased 11.4%. The Business Services segment was up 14.3% on a GAAP basis and 11.6% on a non-GAAP organic basis while the Marketing Solutions segment was up 10.3% both on a GAAP and non-GAAP organic basis from the second quarter of 2020. The Business Services segment experienced growth in several of our strategic focus areas including Packaging, Labels and Supply Chain Management. Net sales in Marketing Solutions also experienced growth, led by higher volumes in Digital Print and Fulfillment and Direct Marketing, partially offset by last year’s Census project, which was completed in mid-2020.

Income from operations was $28.2 million in the second quarter of 2021 compared to loss from operations of $19.0 million in the second quarter of 2020. The second quarter of 2021 included net restructuring, impairment and other charges of $9.7 million, a decrease of $18.7 million from the prior year period primarily due to lower consulting and employee termination costs.

Non-GAAP adjusted income from operations of $41.0 million increased $20.1 million from the prior year period. The increase was primarily due to the impact of higher net sales and ongoing cost control initiatives. This was partially offset by higher variable incentive compensation primarily due to an increase in the Company’s stock price, unfavorable foreign exchange of approximately $9 million, which was mostly associated with operations in China, and the impact of last year’s Census project.

Loss per share from continuing operations attributable to common stockholders was $0.13 in the second quarter of 2021 compared to loss per share of $0.79 reported in the second quarter of 2020. The 2021 results benefitted from higher income from operations, including lower restructuring, impairment and other charges and lower income taxes, slightly offset by higher interest expense, which included $9.2 million to terminate interest rate swap agreements associated with the portion of term loans repaid in the quarter and a loss on debt extinguishment of $6.2 million.

Non-GAAP adjusted earnings per share from continuing operations attributable to common stockholders of $0.07 in the second quarter of 2021 increased from a loss per share of $0.10 in the second quarter of 2020 primarily due to higher adjusted income from operations and lower adjusted interest expense, partially offset by unfavorable income taxes. The 2021 effective tax rate was negatively impacted by an increase in a foreign statutory income tax rate while the prior year effective tax rate benefitted from the CARES Act.

Other highlights and information

Cash used in operating activities during the six months ended June 30, 2021 was $64.8 million compared to $44.2 million in the prior year period. The increase in cash used from operations during 2021 is primarily driven by $23.9 million of LSC bankruptcy-related payments mostly associated with lump sum settlements for employee retirement obligations, higher tax and incentive compensation payments and a $9.2 million payment to terminate certain interest rate swap agreements. These factors were partially offset by lower restructuring and interest payments.

Capital expenditures in the six months ended June 30, 2021 were $29.9 million compared to $38.1 million in the prior year period.

As of June 30, 2021, cash on hand was $237.2 million, down $51.6 million from December 31, 2020. Total debt outstanding at the end of the quarter was $1.54 billion, up $38.8 million from December 31, 2020 and down $494 million from June 30, 2020. Availability under the credit facility was $462 million at June 30, 2021.

During 2020, the Company completed the sale of its DLS Worldwide, International Logistics and Courier Logistics businesses. The Company has reflected the Logistics businesses as discontinued operations, and the financial results of these businesses have been excluded from continuing operations and segment results for all periods presented unless otherwise noted.

Outlook

While client demand for our products and services continues to strengthen, ongoing challenges including labor shortages, supply chain disruption, inflationary increases and shipping delays caused by container shortages in key ports including China, remain. These issues, combined with the ongoing uncertainty related to the COVID-19 pandemic, create added challenges when predicting future business performance. Against that backdrop, the Company is providing the following improved guidance for the year.

•

Net sales for the year are now expected to be up 1% to 3% taking into consideration reductions from the Census project and one-time pandemic related projects in the last half of 2020, offset by further economic recovery as the year progresses.

•

The Company has significantly improved its expectation for non-GAAP adjusted income from operations and now expects it to be approximately flat to the prior year after including the negative impact of foreign exchange. At current exchange rates, foreign exchange is now expected to be $28 million unfavorable for the year. This outlook also assumes the Company continues to overcome the impact from future inflation, labor shortages and supply chain disruptions while continuing to benefit from aggressive cost-reduction actions. Previously, the Company had expected its full year non-GAAP adjusted income from operations to be flat to up slightly versus the prior year excluding the unpredictable impact from changes in foreign exchange.
•	Depreciation expense is expected to be approximately $135 million for the year.
•

Non-GAAP interest expense is expected to be approximately $120 million excluding the second quarter GAAP only charge of $9.2 million associated with terminating certain interest rate swap agreements in connection with the April, 2021 term loan prepayment. The approximately $15 million reduction is expected to include benefits from prior repurchases and repayment of higher interest rate debt along with lower average borrowings and a lower average interest rate in 2021 as compared to 2020.

•	The full year Non-GAAP effective tax rate is expected to be approximately 38% which is higher than reported in 2020 as non-recurring benefits from the CARES Act were reflected in the prior year.
•

Operating cash flow is expected to be slightly lower than the prior year reflecting a reduction due to payments to settle LSC bankruptcy-related obligations and repayment of half of the employer portion of payroll taxes deferred in 2020. Capital expenditures are expected to be approximately $80 million. As part of our agreement to sell the printing facility in China, the Company expects to collect one additional deposit of approximately $50 million later in 2021. The Company also expects to continue generating proceeds from monetizing other assets including proceeds from selling additional facilities.

Conference call

RRD will host a conference call to discuss its second quarter results on Wednesday, August 4, 2021 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants must register in advance in order to either join the webcast or request the dial-in information to join by telephone. Registration links for both the webcast and the telephone options are available on the Events & Presentations page of the Investor Relations website. For those unable to join live, a replay of the webcast will be available until October 31, 2021 under the Past Events section of the Investor Relations website.

A slide presentation will be available on the Investors section of the RRD web site at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP interest expense, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share, non-GAAP organic net sales and gross and net leverage ratios. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share, non-GAAP organic net sales and gross and net leverage ratios for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the quarter ended March 31, 2021, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended		For the Six Months Ended
	2021	2020	2021	2020
Net sales	$1,145.6	$1,009.6	$2,318.7	$2,226.5

Cost of sales (1)	928.1	817.3	1,877.1	1,785.9

Gross profit (1)	217.5	192.3	441.6	440.6
Selling, general and administrative expenses (SG&A) (1)	143.8	138.8	297.1	298.7
Restructuring, impairment and other charges-net	9.7	28.4	15.5	39.6
Depreciation and amortization	32.9	36.9	66.7	76.1
Other operating expense	2.9	7.2	9.0	12.1
Income (loss) from operations	28.2	(19.0)	53.3	14.1
Interest expense - net	38.5	34.6	69.0	68.5
Loss on debt extinguishment	6.2	0.4	6.2	0.2
Investment and other expense (income) - net	(4.9)	(3.4)	(9.7)	(7.2)
Loss from continuing operations before income taxes	(11.6)	(50.6)	(12.2)	(47.4)
Income tax (benefit) expense	(2.4)	6.6	(1.3)	2.8
Net loss from continuing operations	(9.2)	(57.2)	(10.9)	(50.2)
Income (loss) from discontinued operations, net of tax	—	—	0.6	(19.9)
Net loss	(9.2)	(57.2)	(10.3)	(70.1)
Less: Income attributable to noncontrolling interests	0.2	—	0.4	0.1
Net loss attributable to RRD common stockholders	$(9.4)	$(57.2)	$(10.7)	$(70.2)

Basic and diluted net (loss) earnings per share attributable to RRD common stockholders:
Continuing Operations	$(0.13)	$(0.79)	$(0.16)	$(0.70)
Discontinued Operations	$-	$-	$0.01	$(0.28)
Net loss attributable to RR Donnelley stockholders	$(0.13)	$(0.79)	$(0.15)	$(0.98)

Weighted average common shares outstanding:
Basic	73.3	72.2	73.0	71.9
Diluted	73.3	72.2	73.0	71.9

Additional information:
Gross margin (1)	19.0%	19.0%	19.0%	19.8%
SG&A as a % of total net sales (1)	12.6%	13.7%	12.8%	13.4%
Operating margin	2.5%	(1.9%)	2.3%	0.6%
Effective tax rate	20.7%	(13.0%)	10.7%	(5.9%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020
(UNAUDITED)
(in millions, except per share data)

	6/30/2021	12/31/2020
Assets

Cash and cash equivalents	$237.2	$288.8
Receivables, less allowances for credit losses	926.3	1,009.2
Inventories	348.7	302.1
Assets held-for-sale	21.0	23.1
Prepaid expenses and other current assets	156.5	133.4
Total Current Assets	1,689.7	1,756.6
Property, plant and equipment - net	420.0	438.8
Goodwill	408.4	410.6
Other intangible assets - net	59.2	68.8
Deferred income taxes	73.5	78.5
Operating lease assets	210.2	223.8
Other noncurrent assets	139.9	153.8
Total Assets	$3,000.9	$3,130.9

Liabilities

Accounts payable	734.4	804.5
Accrued liabilities and other	304.4	351.2
Short-term operating lease liabilities	68.9	73.4
Short-term and current portion of long-term debt	79.3	61.1
Total Current Liabilities	1,187.0	1,290.2
Long-term debt	1,462.6	1,442.0
Pension liabilities	80.3	89.5
Other postretirement benefits plan liabilities	52.2	55.8
Long-term income tax liability	60.3	68.3
Long-term operating lease liabilities	147.8	156.9
Other noncurrent liabilities	254.5	272.0
Total Liabilities	$3,244.7	$3,374.7

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2021 and 2020	0.9	0.9

Additional paid-in capital	3,030.0	3,263.6
Accumulated deficit	(2,251.4)	(2,240.7)
Accumulated other comprehensive loss	(142.9)	(153.9)
Noncontrolling interests	(893.9)	(1,127.6)
Total RRD stockholders' equity	(257.3)	(257.7)
Noncontrolling interests	13.5	13.9
Total Equity	$(243.8)	$(243.8)
Total Liabilities and Equity	$3,000.9	$3,130.9

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions)

	2021	2020

Net loss	$(10.3)	$(70.1)
Adjustment to reconcile net loss to net cash used in operating activities	70.9	109.8
Changes in operating assets and liabilities	(122.8)	(79.7)
Pension and other postretirement benefits plan contributions	(2.6)	(4.2)
Net cash used in operating activities	$(64.8)	$(44.2)

Capital expenditures	(29.9)	(38.1)
All other cash provided by investing activities	6.2	23.9
Net cash used in investing activities	$(23.7)	$(14.2)

Net cash provided by financing activities	$25.2	$211.1

Effect of exchange rate on cash, cash equivalents and restricted cash	1.9	(4.3)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(61.4)	$148.4

Cash, cash equivalents and restricted cash at beginning of year	357.6	223.8

Cash, cash equivalents and restricted cash at end of period	$296.2	$372.2

Supplemental cash flow disclosures:
Operating cash flows provided by discontinued operations	$—	$16.4
Investing cash flows used in discontinued operations	$—	$(0.9)

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended June 30, 2021						For the Three Months Ended June 30, 2020
	SG&A (1)	Income from operations	Interest Expense	Income tax (benefit) expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share	SG&A (1)	(Loss) income from operations	Income tax expense (benefit)	Net loss from continuing operations attributable to common stockholders	Net loss from continuing operations attributable to common stockholders per diluted share
GAAP basis measures	$143.8	$28.2	$38.5	$(2.4)	$(9.4)	$(0.13)	$138.8	$(19.0)	$6.6	$(57.2)	$(0.79)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	9.7	—	4.7	5.0	0.07	—	28.4	(9.5)	37.9	0.52
Loss on swap terminations	—	—	(9.2)	4.1	5.2	0.07	—	—	—	—	—
Loss on debt extinguishment	—	—	—	2.7	3.4	0.05	—	—	—	—	—
All other (3)	(0.2)	3.1	—	2.0	1.1	0.01	(4.2)	11.5	—	12.0	0.17
Total Non-GAAP adjustments	(0.2)	12.8	(9.2)	13.5	14.7	0.20	(4.2)	39.9	(9.5)	49.9	0.69
Non-GAAP measures	$143.6	$41.0	$29.3	$11.1	$5.3	$0.07	$134.6	$20.9	$(2.9)	$(7.3)	$(0.10)

Additional non-GAAP information:					2021	2020
Gross margin (1)					19.0%	19.0%
Adjusted SG&A as a % of total net sales (1)					12.5%	13.3%
Adjusted operating margin					3.6%	2.1%
Adjusted effective tax rate					66.9%	28.2%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the second quarter of 2021 included $7.6 million in other restructuring charges, primarily lease terminations and environmental costs, and $2.3 million for employee termination costs. Charges incurred in the second quarter of 2020 included $12.8 million for employee termination costs and $14.0 million in other restructuring charges, primarily consulting charges.

(3)	All other: Primarily included expenses related to the ongoing SEC and DOJ investigations and costs related to the investigation by Brazil regulators.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended June 30, 2019
(UNAUDITED)
(in millions, except per share data)

For the Three Months Ended June 30, 2019
Income from operations
GAAP basis measures	$15.3

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (1)	15.9
Gain on disposal of business (2)	(5.5)
All other (3)	7.8
Total Non-GAAP adjustments	18.2
Non-GAAP measures	$33.5

(1)

Restructuring, impairment and other-net: charges incurred in the second quarter of 2019 primarily included pre-tax charges of $10.7 million for employee termination costs; $4.5 million for other restructuring charges and $0.7 million for multi-employer pension plan withdrawal obligations.

(2)	Gain on disposal of business: relates to the bankruptcy liquidation of RR Donnelley Editora e Grafica Ltda., a subsidiary of RRD, on March 31, 2019.
(3)	All other: Primarily included expenses related to the ongoing SEC and DOJ investigations and costs related to the investigation by Brazil regulators.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Six Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions, except per share data)

	For the Six Months Ended June 30, 2021						For the Six Months Ended June 30, 2020
	SG&A (1)	Income from operations	Interest Expense	Income tax (benefit) expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Income tax expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share
GAAP basis measures	$297.1	$53.3	$69.0	$(1.3)	$(11.3)	$(0.16)	$298.7	$14.1	$2.8	$(50.3)	$(0.70)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	15.5	—	6.8	8.7	0.12	—	39.6	(5.0)	44.6	0.62
Loss on swap terminations	—	—	(9.2)	4.1	5.2	0.07	—	—	—	—	—
Loss on debt extinguishment	—	—	—	2.7	3.4	0.05	—	—	—	—	—
All other (3)	(0.6)	9.6	—	4.3	5.4	0.08	(5.4)	17.5	0.2	17.6	0.24
Total Non-GAAP adjustments	(0.6)	25.1	(9.2)	17.9	22.7	0.32	(5.4)	57.1	(4.8)	62.2	0.86
Non-GAAP measures	$296.5	$78.4	$59.8	$16.6	$11.4	$0.16	$293.3	$71.2	$(2.0)	$11.9	$0.16

Additional non-GAAP information:				2021	2020
Gross margin (1)				19.0%	19.8%
Adjusted SG&A as a % of total net sales (1)				12.8%	13.2%
Adjusted operating margin				3.4%	3.2%
Adjusted effective tax rate				58.7%	(20.2%)

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the six months ended June 30, 2021 included $11.6 million in other restructuring charges, primarily lease terminations and environmental costs, and $3.8 million for employee termination costs, partially offset by net gains on the sale of restructured facilities. Charges incurred in the six months ended June 30, 2020 included $20.9 million for employee termination costs and $18.1 million in other restructuring charges, primarily consulting charges.

(3)	All other: Primarily included expenses related to the ongoing SEC and DOJ investigations and costs related to the investigation by Brazil regulators.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income (Loss) from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended June 30, 2021
Net sales	$909.6	$236.0	$—	$1,145.6
Income (loss) from operations	55.2	9.0	(36.0)	28.2
Operating margin %	6.1%	3.8%	nm	2.5%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	3.3	2.5	3.9	9.7
Other	—	—	3.1	3.1
Total Non-GAAP adjustments	3.3	2.5	7.0	12.8

Non-GAAP income (loss) from operations	$58.5	$11.5	$(29.0)	$41.0
Non-GAAP operating margin %	6.4%	4.9%	nm	3.6%

Depreciation and amortization	22.3	8.1	2.5	32.9
Investment and other income-net (1)	1.0	—	3.9	4.9
Non-GAAP Adjusted EBITDA	$81.8	$19.6	$(22.6)	$78.8
Non-GAAP Adjusted EBITDA margin %	9.0%	8.3%	nm	6.9%

For the Three Months Ended June 30, 2020
Net sales	$795.6	$214.0	$-	$1,009.6
Income (loss) from operations	17.1	(1.8)	(34.3)	(19.0)
Operating margin %	2.1%	(0.8%)	nm	(1.9%)

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	9.7	2.2	16.5	28.4
Other	—	—	11.5	11.5
Total Non-GAAP adjustments	9.7	2.2	28.0	39.9

Non-GAAP income (loss) from operations	$26.8	$0.4	$(6.3)	$20.9
Non-GAAP operating margin %	3.4%	0.2%	nm	2.1%

Depreciation and amortization	23.8	12.0	1.1	36.9
Investment and other income-net (1)	0.6	—	2.8	3.4
Non-GAAP Adjusted EBITDA	$51.2	$12.4	$(2.4)	$61.2
Non-GAAP Adjusted EBITDA margin %	6.4%	5.8%	nm	6.1%
(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income (Loss) from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Six Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Six Months Ended June 30, 2021
Net sales	$1,831.7	$487.0	$—	$2,318.7
Income (loss) from operations	108.4	22.8	(77.9)	53.3
Operating margin %	5.9%	4.7%	nm	2.3%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	6.7	4.7	4.1	15.5
Other	—	—	9.6	9.6
Total Non-GAAP adjustments	6.7	4.7	13.7	25.1

Non-GAAP income (loss) from operations	$115.1	$27.5	$(64.2)	$78.4
Non-GAAP operating margin %	6.3%	5.6%	nm	3.4%

Depreciation and amortization	45.3	16.1	5.3	66.7
Investment and other income-net (1)	1.8	—	7.9	9.7
Non-GAAP Adjusted EBITDA	$162.2	$43.6	$(51.0)	$154.8
Non-GAAP Adjusted EBITDA margin %	8.9%	9.0%	nm	6.7%

For the Six Months Ended June 30, 2020
Net sales	$1,688.7	$537.8	$—	$2,226.5
Income (loss) from operations	54.8	23.1	(63.8)	14.1
Operating margin %	3.2%	4.3%	nm	0.6%

Non-GAAP Adjustments
Restructuring, impairment and other-net	15.4	2.7	21.5	39.6
Other	0.2	—	17.3	17.5
Total Non-GAAP adjustments	15.6	2.7	38.8	57.1

Non-GAAP income (loss) from operations	$70.4	$25.8	$(25.0)	$71.2
Non-GAAP operating margin %	4.2%	4.8%	nm	3.2%

Depreciation and amortization	48.2	26.2	1.7	76.1
Investment and other income-net (1)	1.5	—	5.7	7.2
Non-GAAP Adjusted EBITDA	$120.1	$52.0	$(17.6)	$154.5
Non-GAAP Adjusted EBITDA margin %	7.1%	9.7%	nm	6.9%
(2)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three and Six Months Ended June 30, 2021
(UNAUDITED)

	For the Three Months Ended June 30, 2021
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	14.3%	10.3%	13.5%
Less:
Year-over-year impact of changes in foreign currency rates	2.7%	---%	2.1%

Net organic sales change	11.6%	10.3%	11.4%

	For the Six Months Ended June 30, 2021
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	8.5%	(9.4%)	4.1%
Less:
Year-over-year impact of changes in foreign currency rates	(2.1%)	---%	(1.6%)
Year-over-year impact of dispositions (1)	0.4%	---%	0.3%

Net organic sales change	10.2%	(9.4%)	5.4%

(1)	Adjusted for net sales of RRD Chile, disposed of in the first quarter of 2020.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three and Six Months Ended June 30, 2021 and 2020
(UNAUDITED)
(in millions)

	For the Three Months Ended June 30,
	2021	2020
GAAP net loss from continuing operations attributable to RRD common stockholders	$(9.4)	$(57.2)

Adjustments
Income attributable to noncontrolling interests	0.2	-
Income tax (benefit) expense	(2.4)	6.6
Interest expense - net	38.5	34.6
Depreciation and amortization	32.9	36.9
Restructuring, impairment and other charges-net	9.7	28.4
Loss on debt extinguishment	6.2	0.4
Other	3.1	11.5
Total Non-GAAP adjustments	88.2	118.4
Non-GAAP adjusted EBITDA	$78.8	$61.2

Net sales	$1,145.6	$1,009.6
Non-GAAP adjusted EBITDA margin %	6.9%	6.1%

	For the Six Months Ended June 30,
	2021	2020
GAAP net loss from continuing operations attributable to RRD common stockholders	$(11.3)	$(50.3)

Adjustments
Income attributable to noncontrolling interests	0.4	0.1
Income tax (benefit) expense	(1.3)	2.8
Interest expense - net	69.0	68.5
Depreciation and amortization	66.7	76.1
Restructuring, impairment and other charges-net	15.5	39.6
Loss on debt extinguishment	6.2	0.2
Other	9.6	17.5
Total Non-GAAP adjustments	166.1	204.8
Non-GAAP adjusted EBITDA	$154.8	$154.5

Net sales	$2,318.7	$2,226.5
Non-GAAP adjusted EBITDA margin %	6.7%	6.9%

R.R. Donnelley & Sons Company
Debt Leverage Ratios
As of June 30, 2021 and 2020
(UNAUDITED)

	As of June 30,
	2021	2020
Gross Leverage Ratio
Total Debt	1,541.9	2,035.9

Trailing 12 months adjusted EBITDA	401.2	414.8
on a continuing basis
Discontinued operations adjusted EBITDA (1)	n/a	18.6
Total adjusted EBITDA	401.2	433.4

Gross Leverage Ratio	3.8x	4.7x

Net Leverage Ratio
Total Debt	1,541.9	2,035.9
Less Cash and cash equivalents	237.2	341.9
Net Debt	1,304.7	1,694.0

Trailing 12 months adjusted EBITDA	401.2	414.8
on a continuing basis
Discontinued operations adjusted EBITDA (1)	n/a	18.6
Total adjusted EBITDA	401.2	433.4

Net Leverage Ratio	3.3x	3.9x

(1)	June 30, 2021 leverage ratios exclude EBITDA from discontinued operations as proceeds from the sale of the divested businesses were used to reduce debt.